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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 33-61809 of Foster Wheeler Corporation on Form S-3 of our report (which contained an emphasis of a matter paragraph regarding the related party nature of substantially all of Pyro-Pacific Operating Company's revenues and certain of its expenses) dated January 17, 1995 (relating to the financial statements of Pyro-Pacific Operating Company not presented separately herein) appearing in the Form 8-K/A of Foster Wheeler Corporation dated October 31, 1995.

     We also consent ot the reference to us under the heading "Experts" in such Registration Statement.

Deloitte & Touche LLP

Fresno, California
October 30, 1995